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                                                           EXHIBIT 11A

                            GATX CORPORATION AND SUBSIDIARIES


                   COMPUTATION OF NET INCOME PER SHARE OF COMMON STOCK
                              AND COMMON STOCK EQUIVALENTS
                          IN MILLIONS, EXCEPT PER SHARE AMOUNTS


                                         Three Months Ended    Nine Months Ended
                                            September 30         September 30
                                            1994    1993         1994    1993
Average number of shares of
  Common Stock outstanding.............     19.9    19.6         19.8    19.6

Shares issuable upon assumed exercise
  of stock options, reduced by the
  number of shares which could have
  been purchased with the proceeds
  from exercise of such options........       .3      .4           .3      .3
                                          ------  ------        ------   ------

Total..................................     20.2    20.0         20.1    19.9
                                          ======   ======       ======   =======


Net income ............................   $ 25.3  $ 11.7       $ 66.4  $ 56.5

Deduct - Dividends paid
  on Preferred Stock...................      3.3     3.3         10.0    10.0
                                          ------   ------       ------  ------


Net income, as adjusted................   $ 22.0  $  8.4       $ 56.4  $ 46.5
                                          ======  ======        ======  =======


Net income per share..................   .$ 1.09  $  .42       $ 2.80  $ 2.34
                                          ======  ======        ======  =======
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